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

                                                                  EXHIBIT  11.1

                             MICREL,  INCORPORATED
                     COMPUTATION OF NET INCOME PER SHARE
                 Years Ended December 31, 1996, 1995 and 1994
                     (In thousands except per share data)


                                                1996         1995         1994
                                              --------     --------     --------
Weighted average common shares
  outstanding................................   9,152         8,752       6,712
Dilutive effect of stock options.............     872         1,223       1,054
                                              -------       -------     -------
Number of shares used in computing
  per share amounts..........................  10,024         9,975       7,766
                                              =======       =======     =======
Net income..................................  $ 9,252       $ 7,359     $ 2,942
                                              =======       =======     =======
Net income per common and
  equivalent share..........................  $  0.92       $  0.74     $  0.38
                                              =======       =======     =======

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